Exhibit 99.1

Duke Energy Carolinas

Summary of Rate Case Filing in South Carolina

Docket 2011-271-E

Major Components of Filing

•                  On August 5, 2011, Duke Energy Carolinas filed a rate case with the Public Service Commission of South Carolina (PSCSC) to request an average 15 percent increase in retail revenues, or approximately $216 million:

•                  The rate case filing requests an overall rate of return of 8.63% based on approval of an 11.5% return on equity and a 53% equity component of the capital structure

•                  The filing is based on a South Carolina rate base of $4.1 billion as of December 31, 2010 and adjusted for known and measurable changes through October 2011 (hearings are expected to commence in December 2011)

•                  This rate increase request is driven by:

Drivers	Revenue Requirement	% of Total Request
Capital investments of $6.5 billion(1) for plant modernization, environmental compliance and other capital additions (see additional information below)	~$191 million	~88%
Changes in financing and other general costs, including the request to increase the allowed return on equity to 11.5% (allowed ROE in last rate case was 11.0% with rates based upon 10.7%)	~$25 million	~12%

•                  Capital investments of $6.5 billion(1) since the 2009 rate case, including pro-forma adjustments to reflect known and measurable changes include:

•                  Cliffside Unit 5 Scrubber - $565 million

•                  Cliffside Unit 6 Construction Work in Progress (CWIP) - $676 million incremental investment compared to approximately $1 billion already included in base rates

•                  Buck Combined Cycle Project - $700 million

•                  Dan River Combined Cycle Project CWIP(2) - $415 million

•                  Bridgewater Powerhouse Replacement - $180 million

•                  Oconee Nuclear Upgrades - $135 million

•                  Transmission and Distribution - $1 billion

•                  Generation maintenance and other general projects - $1.6 billion

•                  Generation, transmission, distribution, and other general CWIP(2) – $1.2 billion

•                  If approved by the PSCSC, rates would likely go in effect in February 2012

(1) Represents DE Carolinas total, which is allocated ~70% to NC, ~25% to SC and ~5% to wholesale

(2) SC allows all CWIP in rate base (compared to NC, which allows CWIP on baseload generation only)